Exhibit 99.2

Merrill Lynch, Pierce, Fenner & Smith Incorporated	Greenhill & Co., LLC
One Bryant Park	300 Park Avenue
New York, NY 10036 United States of America	New York, NY 10022
United States of America

To:

The Board of Directors

Actavis, Inc.

Morris Corporate Center III

400 Interpace Parkway

Parsippany

NJ 07054 USA

26 July 2013

Dear Sirs

REPORT ON THE PROFIT FORECAST OF ACTAVIS INC. (THE “COMPANY”)

We refer to the profit forecast made by the Company for the Company’s group, being the statements made by the Company that:

•	Adjusted Non-GAAP earnings for 2013 is expected to be between $8.15 and $8.50 per diluted share; and

•	Adjusted EBITDA for 2013 is expected to be between $1.96 billion and $2.03 billion.

(together, the “Profit Forecast”).

We have discussed the Profit Forecast and the bases and assumptions on which it is made with the Company’s senior management and with PricewaterhouseCoopers LLP (“PwC”), the Company’s reporting accountants. We have also discussed the accounting policies and bases of calculation for the Profit Forecast with the Company’s senior management and with PwC. We have also considered the report on the Profit Forecast prepared by PwC for the inclusion in the circular to be sent to the shareholders of Warner Chilcott (the “Scheme Circular”), and the draft private diligence report issued by PwC dated 22 July 2013 setting out: (a) the results of PwC’s review of the financial information on which the Profit Forecast is based; (b) a commentary on any significant features or trends which PwC were able to discern; and (c) a review of, and commentary on, the estimates and assumptions made or adopted, dated the same date as above from PwC addressed to you and to us on these matters.

We have relied upon the accuracy and completeness of all the financial and other information discussed with us, whether during the face-to-face or teleconference meetings with either PwC or PwC and the Company’s senior management held on 11 July 2013, 12 July 2013 and 22 July 2013, or as otherwise presented to us, and have assumed the accuracy and completeness of all such information provided to us for the purposes of providing this letter. You have confirmed to us that all information relevant to the Profit Forecast has been disclosed to us.

We also note that in a meeting of the Board of Directors of the Company dated 23 July 2013 the Board has acknowledged and confirmed that the Profit Forecast was prepared after due and careful consideration, the financial statements were made in a manner consistent with the Company’s reporting standards and the assumptions were reasonable. The Board also acknowledged and confirmed that it has reviewed the Profit Forecast, and that it is solely responsible for the Profit Forecast and the assumptions on which is it based, as set out in Part 4 of the Scheme Circular.

Further, in a letter sent by the management of the Company (“Management”) addressed to PwC, Merrill Lynch and Greenhill dated 25 July 2013 (the “Representation Letter”), Management has acknowledged and confirmed that the Profit Forecast has been properly compiled based on assumptions which Management consider are realistic, take account of committed expenditure and reflect the likely outcome of the Actavis group’s business in the period. The Representation Letter also confirms that the Board has approved the Profit Forecast, together with the assumptions and representations in the Representation Letter.

On the basis of the foregoing, we consider that the Profit Forecast, for which you, as directors of the Company are solely responsible, has been made with due care and consideration.

This letter is provided to you solely in connection with Rule 28.3(b) and Rule 28.4 of the Irish Takeover Rules and for no other purpose. No person other than the directors of the Company can rely on the contents of this letter and to the fullest extent permitted by law, we exclude all liability to any other person other than to you, the directors of the Company, in respect of this letter or the work undertaken in connection with this letter.

We have given and have not withdrawn our respective consents to the publication of this letter accompanying the Profit Forecast.

Yours faithfully,

Merrill Lynch, Pierce, Fenner & Smith	Greenhill & Co., LLC
Incorporated